Exhibit 99.1

Contact:   Sheila Davis – PR/IR Mgr. – 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS

FOR FIRST QUARTER OF FISCAL YEAR 2007

FOREST CITY, IOWA, December 14, 2006 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s first quarter of fiscal 2007 ended November 25, 2006.

Net income for the first quarter was $7.9 million, compared to net income of $14.6 million for the first quarter of fiscal 2006. On a diluted per share basis, the Company earned 25 cents a share for the first quarter of fiscal 2007, compared to 44 cents a share for the first quarter last year.

Revenues for the first quarter ended November 25, 2006 were $201.8 million, a decrease of 13 percent, compared to revenues of $232.3 million for the first quarter of fiscal 2006.

“While we remained solidly profitable, the motor home market continues to be challenging,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “The first quarter of fiscal 2007 was negatively impacted by lower motor home deliveries, particularly of higher priced models in all of our product classes.”

Other factors negatively impacting the quarter were increases in retail promotional programs, raw material commodities, health care costs, as well as general and administrative costs that resulted primarily from an increase in stock-based compensation in the first quarter of fiscal 2007. While stock-based compensation expense was higher in the first quarter as a result of accelerated vesting due to an increase of retirement eligible employees, it is anticipated to be lower for the full fiscal year 2007 than fiscal 2006. These increased expenses were partially offset by increased financial income and a reduction in the effective tax rate.

“We expect continued weakness in our seasonally slower second quarter due to a challenging market environment and reluctance on the part of our dealer partners to increase inventory during the winter months,” said Hertzke.

“Dealer reaction to Winnebago Industries’ new products introduced at the Recreation Vehicle Industry Association show in Louisville, Kentucky in late November was very positive,” said Winnebago Industries’ President Ed Barker. “The new value-priced Class A gas Winnebago Vista and Itasca Sunstar are in production now and will be arriving at our dealer locations in coming weeks. The exciting new 2008 Class A rear-engine, gas and diesel pusher Winnebago Destination and Itasca Latitude will begin arriving at our dealer locations in early spring.”

As of November 25, 2006, $22.2 million remains available under the April 12, 2006 Board of Directors common stock repurchase authorization.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 14, 2006. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and NYSE Arca Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, a decline in consumer confidence, availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Nov. 25, 2006		Nov. 26, 2005
		%		%
Net revenues	$201,765	100.0	$232,255	100.0
Cost of goods sold	180,381	89.4	201,091	86.6

Gross profit	21,384	10.6	31,164	13.4

Operating expenses
Selling	4,727	2.4	4,673	2.0
General and administrative	6,517	3.2	5,049	2.2

Total operating expenses	11,244	5.6	9,722	4.2

Operating income	10,140	5.0	21,442	9.2
Financial income	1,563.8		922.4

Income before income taxes	11,703	5.8	22,364	9.6
Provision for taxes	3,767	1.9	7,794	3.3

Net income	$7,936	3.9	$14,570	6.3

Income per common share:
Basic	$0.25		$0.44
Diluted	$0.25		$0.44

Weighted average common shares outstanding
Basic	31,249		32,934
Diluted	31,587		33,221

Winnebago Industries, Inc.
Unaudited Consolidated Condensed Balance Sheets
(In thousands)

	Nov. 25, 2006	Aug. 26, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,954	$24,934
Short-term investments	129,950	129,950
Receivables, net	23,517	20,859
Inventories	97,168	77,081
Prepaid and other	15,676	14,336

Total current assets	279,265	267,160

Property and equipment, net	55,594	56,907
Deferred income taxes	24,678	25,002
Investment in life insurance	19,669	20,814
Other assets	16,362	14,832

Total assets	$395,568	$384,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,675	$27,923
Income taxes payable	9,799	7,876
Accrued expenses	42,707	44,323

Total current liabilities	79,181	80,122

Postretirement health care and deferred
compensation benefits, net of current portion	87,128	86,271
Stockholders’ equity	229,259	218,322

Total liabilities and stockholders’ equity	$395,568	$384,715

Winnebago Industries, Inc.
Unaudited Condensed Statement of Cash Flows
(In thousands)

	Quarter Ended
	Nov. 25, 2006	Nov. 26, 2005
Operating activities:
Net income	$7,936	$14,570
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	2,654	2,662
Stock-based compensation	2,817	1,851
Post retirement benefit income and deferred
compensation expense	419	362
Deferred income taxes	(738)	276
Increase in cash surrender value of life insurance policies	(195)	(260)
Excess tax benefit of stock options	(525)	(7)
Other	102	85
Change in assets and liabilities:
Inventories	(20,087)	6,629
Receivables and prepaid assets	(3,034)	15,284
Income taxes payable	2,440	7,432
Accounts payable and accrued expenses	(3,112)	(16,162)
Postretirement and deferred compensation benefits	(254)	(333)

Net cash (used in) provided by operating activities	(11,577)	32,389

Investing activities:
Purchases of short-term investments	(80,449)	(49,500)
Proceeds from the sale or maturity of short-term investments	80,449	32,600
Purchases of property and equipment	(1,176)	(1,398)
Other	564	162

Net cash used in investing activities	(612)	(18,136)

Financing activities:
Payments for purchase of common stock	—	(5,184)
Payments of cash dividends	(3,114)	(2,969)
Proceeds from exercise of stock options	2,798	175
Excess tax benefit of stock options	525	7

Net cash provided by (used in) financing activities	209	(7,971)

Net (decrease) increase in cash and cash equivalents	(11,980)	6,282

Cash and cash equivalents at beginning of period	24,934	19,484

Cash and cash equivalents at end of period	$12,954	$25,766

Certain prior year information has been reclassified to conform to the current year presentation.

Winnebago Industries, Inc.
Unaudited Motor Home Deliveries

	Quarter Ended		Change
	Nov. 25, 2006	Nov. 26, 2005	Units	%
Motor home unit deliveries
Class A Gas	772	901	(129)	(14.3)
Class A Diesel	341	422	(81)	(19.2)

Total Class A	1,113	1,323	(210)	(15.9)
Class C	1,096	1,171	(75)	(6.4)

Total deliveries	2,209	2,494	(285)	(11.4)

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
(Units)

	As of		Change
	Nov. 25, 2006	Nov. 26, 2005	Units/$	%
Sales order backlog
Class A Gas	552	494	58	11.7
Class A Diesel	466	495	(29)	(5.9)

Total Class A	1,018	989	29	2.9
Class C	727	1,024	(297)	(29.0)

Total backlog*	1,745	2,013	(268)	(13.3)

Total approximate revenue dollars (in thousands)	$166,905	$184,500	$(17,595)	(9.5)

Dealer inventory	4,551	5,036	(485)	(9.6)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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